EXHIBIT 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GS PIPELINE COMPANY, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of GS Pipeline Company, LLC (the “Company”), is entered into and shall be effective as of the 27th day of November, 2006, by Boardwalk Pipelines, LP, a Delaware limited partnership, formerly TGT Pipeline, LLC (the “Member”), as sole member of the Company.

WHEREAS, in accordance with and pursuant to the Act (as defined below), the Company was formed as a Delaware limited liability company upon the filing of the Certificate (as defined below) with the office of the Secretary of State of the State of Delaware on November 6, 2000, with Koch Energy, Inc. as the organizational member;

WHEREAS, Koch Energy, Inc. entered into that certain Limited Liability Company Agreement dated November 6, 2000, as amended, restated and superseded by that certain Limited Liability Company Agreement (the “Existing Agreement”) dated January 31, 2001 by Entergy-Koch, LP, as sole member;

WHEREAS, during December, 2004, Entergy-Koch, LP assigned and conveyed all of its membership interest in the Company to the Member; and

WHEREAS, the Member desires to amend and restate the Existing Agreement.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Act” means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6, Sections 18-101, et seq. and any successor statute, as the same may be amended from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or Under Common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of GS Pipeline Company, LLC dated and effective as of January 31, 2001, including all exhibits attached hereto, as amended, modified, or supplemented from time to time.

“Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy. A “Voluntary Bankruptcy” means, with respect to any Person: (i) (A) the inability or failure of such Person generally to pay its debts as such debts become due, or (B) an admission in writing by such Person of its inability or failure to pay its debts generally or a general assignment by such Person for the benefit of creditors; (ii) the filing of any petition by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property or the filing of an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; or (iii) action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Legal Requirement, or the filing of any such petition against such Person, that shall not be dismissed or stayed within 60 days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person that shall not be dismissed or stayed within 60 days. This definition is intended to supersede the definition of Bankruptcy set forth in Sections 18-101 and 18-304 of the Act.

“Board of Directors” has the meaning set forth in Section 5.1.

“Capital Contributions” means the amount of cash and property (other than cash) contributed to the Company by the Member (or its predecessors in interest).

“CEO” has the meaning set forth in Section 5.3.

“Certificate” means the Certificate of Formation for the Company, as required pursuant to Section 18-201 of the Act, as amended or restated from time to time.

“Company” means GS Pipeline Company, LLC, the limited liability company formed pursuant to the filing of the Certificate and operating in accordance with this Agreement,

“Company Property” means all real and personal property owned by the Company and any improvements thereto, and shall include both tangible and intangible property.

“Controlling,” “Controlled By” or “Under Common Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract, or otherwise.

“Director” means a member of the governing body of the Company, who shall be treated as “managers” under the Act for all purposes.

“Effective Date” means July 24th, 2006.

“Encumbrance” means any charge, claim, equitable interest, lien, option, pledge, security interest, mortgage, easement, warrant, right of first refusal, right of first offer, or restriction of any kind, including any restriction on use, voting, Transfer, receipt of income, or exercise of any other attribute of ownership.

“GAAP” means United States generally accepted accounting principles for the United States of America, consistently applied, as in effect from time to time.

“Governmental Body” means any (i) nation, state, county, city, town, village, district, territory, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indemnitee” means (a) the Member, (b) any Director, (c) any Person who is or was, at the time of the alleged event giving rise to such indemnity, an Affiliate of the Member, (d) any Person who is or was a member, partner, officer, director, manager, employee, agent, or trustee of the Company or the Member, and (e) any Person who is or was, at the time of the alleged event giving rise to such indemnity, serving at the request of the Company or the Member as an officer, director, employee, member, manager, partner, agent, fiduciary, or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-service basis, trustee, fiduciary, or custodial services.

“Involuntary Bankruptcy” has the meaning set forth in the definition of “Bankruptcy”.

“Legal Requirement” means any order, constitution, law, ordinance, regulation, statute or treaty issued by any federal, state, local, municipal, foreign, international, multinational, or other administrative body, or any principle of common law.

“Liquidating Event” has the meaning set forth in Section 8.1

“Member” means Boardwalk Pipelines, LP and any permitted successors or assigns thereof.

“Obligation” means, with respect to any Person, any legal or equitable obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding.

“Officers” has the meaning set forth in Section 5.3.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, business, syndicate, sole proprietorship, association, organization, labor union, or other entity or Governmental Body.

“Subsidiary” means any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Company or one or more of its Subsidiaries, and “Subsidiaries” means all such Subsidiaries collectively.

“Transfer” means as a noun, any voluntary or involuntary sale, lease, pledge or other disposition and, as a verb, voluntarily or involuntarily to sell, lease, pledge or otherwise dispose of, including, in each case, any transfer by operation of any applicable Legal Requirement, merger or bankruptcy or otherwise. The adjective “Transferred” has the correlative meaning.

“UCC” means the Uniform Commercial Code as in effect in the State of Delaware or any other jurisdiction that may be relevant.

“Voluntary Bankruptcy” has the meaning set forth in the definition of “Bankruptcy”. Section 1.2 Rules of Construction. In construing this Agreement:

(a) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(d) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;

(e) a defined term has its defined meaning throughout this Agreement, and each exhibit, attachment, and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f) the plural shall be deemed to include the singular, and vice versa;

(g) each gender shall be deemed to include the other genders;

(h) all references to prices, values or monetary amounts refer to United States dollars, unless expressly provided otherwise;

(i) all references to articles, sections, paragraphs, clauses, exhibits, attachments or schedules refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits, attachments or schedules attached to this Agreement, unless expressly provided otherwise;

(j) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Agreement shall prevail;

(k) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision, unless expressly so limited;

(l) the word “or” may not be mutually exclusive, and can be construed to mean “and” where the context requires there to be a multiple rather than an alternative obligation;

(m) reference to a given agreement or instrument constitutes a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made; and

(n) references to any Person include transferees of such Person which acquire such Person’s Membership Interests as permitted in and in accordance with this Agreement.

ARTICLE II

THE COMPANY

Section 2.1 Formation. The Company was formed as a limited liability company under and in accordance with the provisions of the Act. The rights and liabilities of the Member shall be as provided under the Act, the Certificate and this Agreement.

Section 2.2 Name. The name of the Company shall continue to be GS Pipeline Company, LLC, and all business of the Company shall continue to be conducted in such name.

Section 2.3 Purpose. The purpose of the Company is to transact any and all lawful business for which a limited liability company may be formed under the laws of the State of Delaware and any other business or activity that now or in the future may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes (including obtaining appropriate financing) as determined by the Member and that is not forbidden by any Legal Requirement.

Section 2.4 Principal Office; Registered Office. The principal office of the Company shall be in Houston, Texas. The registered office of the Company in the State of Delaware is located at do CT Corporation System, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 2.5 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the completion of the winding up and liquidation of the Company following a Liquidating Event as provided in Article VIII.

Section 2.6 Title to Company Property. All Company Property shall be owned by the Company as an entity, and the Member shall not have any ownership interest in such property in its individual name or right. The Member’s interest in the Company shall be personal property for all purposes. The Company shall hold all of its property in the name of the Company and not in the name of the Member.

Section 2.7 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no Company Property shall be Transferred for or in payment of any individual Obligation of the Member.

Section 2.8 Independent Activities; Transactions with Affiliates. The Member and any Affiliate thereof may also lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Company and, subject to any other applicable Legal Requirement, has the same rights and obligations with respect thereto as a Person who is not a Member.

Section 2.9 UCC Election; Certificates.

(a) The Company hereby irrevocably elects that all Membership Interests shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware. The Company may issue to each Member a Certificate certifying the Membership Interest held by such Member. Certificates shall be consecutively numbered and shall be entered in the books and records of the Company as they are issued and shall exhibit the holder’s name. Certificates shall reflect the Equity Percentage Interest of the Member and reference the fact that Equity Percentage Interests may adjust in accordance with this Agreement.

(b) Any certificates (“Certificates”) evidencing the Membership Interests shall bear the following legend:

“This certificate evidences a membership interest in Goshen Phase II LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code as in effect in the state of Delaware. The membership interests represented by this certificate have been acquired for investment and were issued without registration under the Securities Act of 1933, as amended (“Securities Act”), or under the securities laws of any state. These membership interests may not be sold, pledged, hypothecated or otherwise transferred at any time except in accordance with the restrictions contained in the company’s Limited Liability Company Agreement and pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or in the event the Company has received an opinion of counsel in form and substance satisfactory to it that such transfer does not require registration under any applicable laws.”

ARTICLE III

MEMBER’S CAPITAL CONTRIBUTIONS

Section 3.1 Additional Capital Contributions. The Member may but shall not be required to make any additional Capital Contributions to the Company.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1 Profits and Losses. All profits and losses for any fiscal year or portion thereof shall be allocated to the Member.

Section 4.2 Distributions. Cash shall be distributed to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company and the Member on behalf of the Company shall not be required to make a distribution to the Member or effect a redemption on account of its interest in the Company if such distribution or redemption would violate Sections 18-607 or 18-804 of the Act or any other applicable Legal Requirement.

ARTICLE V

MANAGEMENT OF THE COMPANY

Section 5.1 The overall management and control of the Company shall be exercised by or under the authority of its Directors, who shall serve on a board consisting, initially, of three members (the “Board of Directors”). The Member may increase or decrease the size of the Board of Directors. The Board of Directors shall be empowered to set policy for, and to make all decisions on behalf of, the Company, subject to the limitations set forth in this Agreement.

Section 5.2 Actions Reserved to the Member. Notwithstanding anything to the contrary in Section 5.1, the affirmative approval of the Member is required to:

(a) approve any merger, consolidation, share or interest exchange or conversion involving the Company;

(b) admit any additional member;

(c) voluntarily cause the dissolution of the Company; or

(d) authorize any act that would make it impossible to carry on the ordinary business of the Company.

Section 5.3 Each Director shall hold office until the earlier of his death, resignation or removal. If at any time a vacancy occurs on the Board of Directors (whether by death, resignation, removal or otherwise), a successor Director shall be appointed by the Member. The Directors as of the date hereof are as follows:

Andrew H. Tisch

Rolf A. Gafvert

Michael E. McMahon

Section 5.4 A Director may be removed from office at any time, with or without cause, by the Member. A Director may resign at any time by giving written notice to the Company and the Member. Such resignation shall take effect at the time specified therein, and the acceptance of such resignation shall not be necessary to make it effective.

Section 5.5 Meetings.

(a) Unless otherwise required by law or provided in the Certificate or this Agreement, a majority of the total number of Directors fixed by, or in the manner provided in, the Certificate or this Agreement shall constitute a quorum for the transaction of business of the Directors, and the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Directors. A Director who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

(b) Meetings of the Directors may be held at such place or places as shall be determined from time to time by resolution of the Directors. At all meetings of the Directors, business shall be transacted in such order as shall from time to time be determined by resolution of the Directors. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Regular meetings of the Directors shall be held at such times and places as shall be designated from time to time by resolution of the Directors. Notice of such regular meetings shall not be required.

(d) Special meetings of the Directors may be called by the Member or by any Director on at least twenty-four (24) hours notice to each other Director. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for by the Certificate or this Agreement.

(e) With respect to any matter for which the approval, consent or vote of Directors is required by the Act or this Agreement, except as otherwise provided in this Agreement, the affirmative vote of a majority of all Directors, at a meeting at which a quorum is present, shall be the act of the Directors.

Section 5.6 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Directors may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by the Directors having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Directors entitled to vote thereon were present and voted.

Section 5.7 Officers.

(a) Generally. The Company shall have employees or agents who are denominated as officers as the Directors may designate from time to time (the “Officers”). Any number of offices may be held by the same Person. Unless otherwise provided by resolution of the Directors, the Officers shall have the titles, power, authority and duties described below in this Section 5.7.

(b) Election; Vacancies; Removal. The Officers shall hold their offices for such terms and shall exercise such powers and perform such duties as described in this Agreement and as shall be determined from time to time by the Directors. All Officers of the Company shall hold office until their successors are chosen and qualified or until their earlier death, resignation or removal. Whenever any vacancies shall occur in any office by death, resignation, removal, increase in the number of Officers, or otherwise, the same shall be filled by the Directors, and the Officer so appointed shall hold office until his or her successor is chosen and qualified. Any Officer elected or appointed by the Directors may be removed at the sole discretion of the Directors. Such removal may be with or without prejudice to the contract rights, if any, of the Person so removed. Election or appointment of an Officer shall not of itself create contract rights.

(c) Salaries. The salaries or other compensation of all Officers shall be determined by the Directors and may be altered by the Directors from time to time except as otherwise provided by contract.

(d) General Officer Duties. The Officers shall be responsible for implementing the decisions of the Directors and, subject to the policies and limitations established by the Directors, for conducting the day-to-day activities of the Company as determined by the Directors.

(e) Specific Duties of the CEO. The Chief Executive Officer (the “CEO”) shall have responsibility for the general and active management of the business of the Company and shall ensure that all orders and resolutions of the Directors are carried into effect. The CEO may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Directors or by this Agreement to some other officer or agent of the Company, retained by the Directors under this Agreement or by the Directors, or shall be required by law to be otherwise signed and executed. The CEO shall also perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Directors from time to time.

(f) Specific Duties of the President. The President, unless otherwise determined by the Directors, shall, in the absence or disability of the CEO, perform the duties and exercise the powers of the CEO. The President shall also perform the usual and customary duties that pertain to such office and generally assist the CEO by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the CEO and as the Directors may further prescribe.

(g) Specific Duties of Vice Presidents. Any Vice President, in the order of seniority, unless otherwise determined by the Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the CEO or the President and as the Directors may further prescribe.

(h) Specific Duties of General Counsel. The General Counsel shall perform such duties as may be prescribed by the Directors or CEO, under whose supervision he or she shall be. The General Counsel shall perform the usual and customary duties that pertain to such office and generally exercise such other powers and perform such other duties as are delegated to him or her by the CEO and as the Directors may further prescribe.

(i) Specific Duties of Secretary. The Secretary shall perform such duties as may be prescribed by the CEO, under whose supervision he or she shall be. The Secretary shall have custody of the seal of the Company, if any, and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by the signature of the Secretary. The Directors or CEO may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be. The duties of the Secretary may be performed by any Assistant Secretary.

(j) Other Officers. Such other Officers as the Directors may appoint shall perform such duties and have such powers as from time to time may be assigned to them by the Directors. The Directors may delegate to any other Officer of the Company the power to choose such other Officers and to prescribe their respective duties and powers.

(k) Delegation of Authority. Notwithstanding the foregoing, in the case of any absence of any Officer of the Company or for any other reason that the Directors may deem sufficient, the Directors may delegate some or all of the powers or duties of such Officer to any other Officer or to any other employee or agent for whatever period of time seems desirable.

(l) Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name and on behalf of the Company by the CEO or any Vice President, and any such Officer may, in the name of and on behalf of the Company, take all such action as any such Officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Directors may confer like powers upon any other Person or Persons.

Section 5.8 Expenses. The Member, Directors and officers shall be reimbursed for all expenses, disbursements, and advances reasonably incurs on behalf of the Company in performing its duties hereunder (including amounts paid to any Person to perform services for the Company).

Section 5.9 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Company Property), from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts actually and reasonably incurred by such Indemnitee arising from any and all pending or completed claims (including but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee either acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the Member) not opposed to, the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above.

(b) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Company Property), from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts actually and reasonably incurred by such Indemnitee arising from any and all pending or completed claims (including but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, by or in the right of the Company, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee either acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the Member) not opposed to, the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, that no indemnification shall be made under this subsection (b) in respect of any claims, issue or matter as to which such Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery, or other court of appropriate jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity of such expenses which the Delaware Court of Chancery, or other court of appropriate jurisdiction, shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above.

(c) Any indemnification pursuant to this Section 5.9 shall be made only out of the assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(d) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section

5.9(a) or (b) indefending any claim, demand, action, suit or proceeding shall, from, time to time, be advanced by the Company at reasonable intervals prior to the final disposition of such claim, demand, action, suit or proceeding; provided, however, that the Company shall have received an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 5.9. In that case, the Indemnitee shall reimburse to the Company all such funds so advanced.

(e) Any indemnification under this Section 5.9 (unless ordered by the Delaware Court of Chancery or other court of appropriate jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of such Indemnitee is proper in the circumstances because such Indemnitee has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section 5.9. Such determination shall be made (i) by the Member; or (ii) if the Member so directs, by independent legal counsel, in a written opinion, selected by the Member. In the event a determination is made under this subsection (e) that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.

(f) If a court of competent jurisdiction determines that an Indemnitee is entitled to indemnification under this Section 5.9, the court shall award, and the Company shall pay, to such Indemnitee the expenses incurred in securing such judicial determination.

(g) The indemnification provided by this Section 5.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Member, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity; provided that such Person was an Indemnitee at the time the alleged event giving rise to such indemnity occurred.

(h) The Company may purchase and maintain (or reimburse the Member or its Affiliates for the cost of) insurance, on behalf of the Member, its Affiliates, the Directors and such other Persons as the Member shall determine, against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the Company’s activities or such Persons’ activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

(i) In no event may an Indemnitee subject the Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(j) The provisions of this Section 5.9 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(k) No amendment, modification or repeal of this Section 5.9 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 5.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(l) Notwithstanding the foregoing, no Indemnitee shall be indemnified from any liability for fraud, willful misconduct, bad faith, or gross negligence of itself or any of its Affiliates.

Section 5.10 Liability of Indemnitees.

(a) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member, the Member and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to the Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Indemnitee.

(b) Any amendment, modification or repeal of this Section 5.10 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Company, the Member and the Member’s directors, officers and employees under this Section 5.10 in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 5.11 Indemnification Procedures.

(a) In the event any claim is made by a third party against any Indemnitee with respect to an actual or potential liability for which such Indemnitee is entitled to be indemnified under any provisions of Section 5.9, and such Indemnitee wishes to be indemnified with respect thereto, such Indemnitee shall promptly notify the Company, its receiver or its trustee (in the case of a receiver or trustee, to the extent of Company Property) (the “Indemnitor”); provided that the failure of any such Indemnitee to notify the Indemnitor shall not relieve the Indemnitor from any liability which it otherwise may have to such Indemnitee hereunder.

(b) Unless the Indemnitor has given the notice provided in Section 5.11(c), each Indemnitee may by notice to the Indemnitor take control of all aspects of the investigation and defense of all claims asserted against it and may employ counsel of its choice and at the expense of the Indemnitor; provided that (i) the amount of any settlement such Indemnitee may enter into must be consented to by the Indemnitor and no Indemnitee may in connection with any such investigation, defense or settlement, without the consent of the Indemnitor, require the Indemnitor or any of its Subsidiaries to take or refrain from taking any action (other than payment of such a settlement amount) or to make any public statement, which such Person reasonably considers to materially adversely affect its interest, and (ii) such Indemnitee may not take control of any investigation, defense or settlement which could entail a risk of criminal liability to the Indemnitor or any of its Affiliates. Upon the request of the Indemnitor, each

Indemnitee shall use commercially reasonable efforts to keep the Indemnitor apprised of the status of those aspects of such investigation and defense controlled by such Indemnitee and shall provide such information with respect thereto as the Indemnitor may reasonably request. The Indemnitor shall cooperate with the Indemnitee in all reasonable respects with respect thereto.

(c) Notwithstanding Section 5.11(b), any Indemnitor may, by notice to the Indemnitee, take control of all aspects of the investigation and defense of all claims asserted against it, and may employ counsel of its choice and at its expense; provided that (i) the Indemnitor may not without the consent of any Indemnitee agree to any settlement that requires such Indemnitee to make any payment that is not indemnified hereunder, or does not grant a general release to such Indemnitee, and in any event the Indemnitor may not in connection with any such investigation, defense, or settlement, without the consent of any Indemnitee, take or refrain from taking any action which would reasonably be expected to materially impair the indemnification of such Indemnitee hereunder or would require such Indemnitee to take or refrain from taking any action or to make any public statement, which such Person reasonably considers to materially adversely affect its interests, (ii) the Indemnitor may not take control of any investigation, defense, or settlement, without the consent of any Indemnitee, if the liabilities involved in such proceedings involve any material risk of the sale, forfeiture, or loss of, or the creation of any Encumbrance on, any property of such Indemnitee and (iii) the Indemnitor may not take control of any investigation, defense, or settlement which could entail a risk of criminal liability to any Indemnitee. Upon the request of any Indemnitee, the Indemnitor shall use commercially reasonable efforts to keep such Indemnitee apprised of the status of those aspects of such investigation and defense controlled by such Indemnitor and shall provide such information with respect thereto as such Indemnitee may reasonably request. The Indemnitee shall cooperate with the Indemnitor in all reasonable respects with respect thereto.

ARTICLE VI

ACCOUNTING; BOOKS AND RECORDS

Section 6.1 Accounting; Books and Records.

(a) Maintenance of Books and Records. The Company shall maintain at its principal office, separate books of account for the Company, which shall include a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with this Agreement.

(b) Access to Books, Records, etc. The Member or any of its agents or representatives (subject to reasonable safety requirements), at the Member’s own expense and at any time upon reasonable notice during normal business hours, may visit and inspect any of the properties of the Company and examine and audit any information it may reasonably request and make copies of and abstracts from the financial and operating records and books of account of the Company and its Subsidiaries and copies of any other documents relating to the businesses of the Company and its Subsidiaries, and discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Member, the Directors, any Officer and the independent accountants of the Company, all at such reasonable times and as often as the Member or any of its agents or representatives may reasonably request.

Section 6.2 Reports.

(a) In General. The CEO shall be responsible for directing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b) Annual Reports. Within 90 days after the end of each fiscal year commencing with the first fiscal year ending on the December 31 following the Effective Date, the CEO shall cause to be prepared and to be delivered to the Directors a consolidated balance sheet as of the last day of such fiscal year and a consolidated income statement and consolidated statement of cash flows for the Company for such fiscal year and notes associated with each, prepared in each case in accordance with GAAP and audited by an independent public accounting firm of national reputation selected by the Directors.

(c) Quarterly Reports. Within 45 days after the close of each of the first three fiscal quarters during any fiscal year beginning with the first fiscal quarter ending after the Effective Date, the CEO shall cause to be prepared and to be delivered to the Member unaudited financial statements consisting of a consolidated balance sheet as of the last day of such fiscal quarter and a consolidated income statement and a consolidated statement of cash flows for the Company for such fiscal quarter, in each case prepared in accordance with GAAP. The financial statements described in this Section 6.2(c) shall be accompanied by a written certification of the CEO that such statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position, results of operation and cash flows of the Company and its Subsidiaries.

(d) Other Reports. The CEO shall cause to be prepared and to be delivered to the Directors by the Company, any Subsidiaries or the Officers any other reports or information that the Directors reasonably request in their sole discretion.

ARTICLE VII

TRANSFERS OF INTERESTS

Section 7.1 Permitted Transfers; Resignation. The Member may Transfer all or any part of its membership interest in the Company and may resign from the Company only upon the admission of a substitute member. Notwithstanding the foregoing, an assignee of a limited liability company interest in the Company may be admitted to the Company as a member of the Company upon its execution of a counterpart to this Agreement, all without the need for any act or consent of any other person or entity. On the withdrawal of any Member from the Company in accordance with this Section, such Member shall cease to be a Member for all purposes, except to the extent such Member retains any obligation or liability for obligations and liabilities of the Company as described above.

Section 7.2 Admission of Additional Members.

(a) The Company may admit one or more additional members with the written consent of the Member, which may be conditioned upon a Capital Contribution from the additional member and execution of a counterpart of this Agreement by the additional member.

(b) Notwithstanding subsection (a) above, no Person shall be admitted to the Company as an additional Member (i) if the effect of such admission would be the transfer of greater than 50% of the membership interests in the Company in any twelve-month period within the meaning of Code Section 708; or (ii) if such admission could, with the giving of notice, the passage of time or both, violate the terms of, or constitute a breach of or a default under, or cause an acceleration of the rights and remedies under, this Agreement or any other material agreement, document, contract, or instrument to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or their respective assets are bound.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 8.1 Liquidating Events. The Company shall dissolve and commence winding up arid liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a) The written direction of the Member to dissolve the Company;

(b) The occurrence of any event that causes the Member to cease to be a member of the Company unless the Company is continued without dissolution in accordance with the Act; and

(c) a decree of dissolution of the Company pursuant to Section 18-802 of the Act that has become final.

Anything in this Agreement to the contrary notwithstanding (i) the Bankruptcy of the Member shalt not cause the Member to cease to be a member of the Company and upon the occurrence of such Bankruptcy, the business of the Company shall continue without dissolution; and (ii) the existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

Section 8.2 Dissolution and Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors, and the Member shall not take any action with respect to the Company that is inconsistent with the winding up of the Company’s business and affairs until such time as the Company Property has been distributed pursuant to this Section 8.2 and the Certificate has been canceled pursuant to the Act. The CEO shall be responsible for overseeing the winding up of the Company. The CEO shall take full account of the Company’s liabilities and the Company Property and shall cause as soon as reasonably practicable the Company Property or the proceeds from the sale or disposition thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by any applicable Legal Requirement and notwithstanding anything in this Agreement to the contrary, in the following order (without duplication):

(a) First, to creditors, including, without limitation, the Member and its Affiliates, in satisfaction (whether by payment or reasonable provision for payment) of all of the Company’s debts and liabilities other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under Section 18-601 or 18-604 of the Act; and

(b) Second, the balance to the Member.

The Officers shall not receive any additional compensation for any services performed pursuant to this Article VIII.

Section 8.3 Certificate of Cancellation. On completion of the distribution of Company Property as provided herein, the CEO, as an authorized person, shall execute and file a certificate of cancellation with the Secretary of State of the State of Delaware and the Company shall terminate. The CEO shall also cancel any other filings to qualify the Company to conduct business in any other jurisdiction and take such other actions as may be necessary to terminate the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law. This Agreement and the rights and duties of the Member arising out of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws rules thereof.

Section 9.2 Enforceability of this Agreement. The Member hereby represents, covenants, and agrees that, upon execution and delivery of this Agreement by or on behalf of the Member, this Agreement shall constitute a legal, valid, and binding agreement of the Member.

Section 9.3 No Third-Party Beneficiaries. This Agreement is solely for the benefit of, and shall inure to the benefit of, the Member and its respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any third party any right, claim, cause of action or other interest herein.

Section 9.4 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

IN WITNESS WHEREOF the duly authorized representative of the Member has executed this Limited Liability Company Agreement on the date set forth above.

By:	BOARDWALK OPERATING GP, LLC, its general partner

	By:	BOARDWALK PIPELINE PARTNERS, LP, its managing member

		By:	BOARDWALK GP, LP, its general partner

			By:	BOARDWALK GP, LLC, its general partner

				By:	/s/ Rolf A. Gafvert
Rolf A. Gafvert
Chief Operating Officer and Co-President